Thomas F. Kane
                        Frenchmen's Creek
                       13845 Rivoli Drive
                Palm Beach Gardens, Florida 33410


February 17, 1996

Board of Directors
Nova Natural Resources Corporation
P.O. Box 481388
1900 Wazee Street, Suite 305
Denver, Colrado 80148

Dear Gentlemen:

Pursuant to Section 5 (a) of the Agreement between Nova Natural
Resources Corporation ("Nova") and me of even date herewith, I am writing to resign from the Board of Directors of Nova effective immediately.

Sincerely,

/s/ Thomas F. Kane
Thomas F. Kane